Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Bitzero Holdings Inc. (the “Registration Statement”) of our auditor’s report dated February 27, 2025 relating to the consolidated financial statements of WBM Capital Corp. (formerly, Tiidal Gaming Group Corp.) consisting of the consolidated statement of financial position as at October 31, 2024 and 2023 and the related consolidated statements of net (loss) income and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the years then ended.

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Bitzero Holdings Inc. (the “Registration Statement”) of our auditor’s report dated February 8, 2024 relating to the consolidated financial statements of Tiidal Gaming Group Corp. (formerly GTA Finance Corp. Inc.) consisting of the consolidated statement of financial position as at October 31, 2023 and 2022 and the related consolidated statements of net income (loss) and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended.

We also consent to the reference to our firm under the heading “Interests of Experts” in the prospectus forming part of the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

September 14, 2026

Mississauga, Canada